EXHIBIT 32.1
WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350
          Each of the undersigned, STEVEN F. UDVAR-HAZY, the CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, and ALAN H. LUND, the VICE CHAIRMAN-FINANCE, CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER of INTERNATIONAL LEASE FINANCE CORPORATION (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that to the best of their knowledge:
(i)	the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005 (the “Report”) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 15, 2005	/S/ Steven F. Udvar-Hazy

STEVEN F. UDVAR-HAZY

Dated: August 15, 2005	/S/ Alan H. Lund

ALAN H. LUND